EXHIBIT 99.1

[LOGO FOR NEWS]

CONTACT:    Murray H. Gross, President & CEO

U.S. Home Systems, Inc.

214.488.6300    mgrosss@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations

Bibicoff & Associates, Inc.

818.379.8500    terrimac@pacbell.net

U.S. HOME SYSTEMS REPORTS SECOND QUARTER

AND SIX-MONTH OPERATING RESULTS

Quarterly Revenues Increase 58% and Net Income Increases 62%

DALLAS, TX., AUG. 8, 2003—U.S. Home Systems, Inc. (Nasdaq: USHS) today reported financial results for the second quarter and six-month periods ended June 30, 2003.

For the quarter, consolidated revenues increased 58% to $20,702,000 from $13,119,000 in the second quarter last year. Revenues increased 64% in USHS’s home improvement segment to $19,776,000 from $12,080,000 in the second quarter last year. Consolidated net income increased 62% to $963,000, or $0.15 per share, as compared with $595,000, or $0.10 per share, in the same quarter last year.

For the six-month period, consolidated revenues increased 53% to $35,408,000 from $23,075,000 in the same period last year. Revenues increased 61% in USHS’s home improvement segment to $33,986,000 from $21,116,000 for the six months ended 2002. Consolidated net income was $388,000, or $0.06 per share, as compared with $586,000, or $0.10 per share, in the same period last year.

The Company operates in two business segments: specialty home improvement and consumer finance services. Net income in the home improvement segment increased to $971,000 in the second quarter 2003 from $360,000 in the same quarter last year. This increase is principally the result of higher revenues totaling $5,230,000 from the Company’s deck business which was acquired in November 2002, and an increase of $2,466,000, or 20%, in the Company’s remaining home improvement operations.

New sales orders in the second quarter 2003 for the home improvement segment were at record levels of $22,385,000, an increase of 82.6% from $12,256,000 in the second quarter 2002. Backlog at June 30, 2003 was $14,396,000 as compared with $6,652,000 at June 30, 2002 and $8,124,000 at December 31, 2002.

As anticipated, the Company’s consumer finance segment incurred a net loss of $8,000 in the second quarter 2003 as compared with net income of $235,000 in the same quarter last year. Net income in the finance segment was adversely affected as expected in the current period as a result of a change in its business model in February 2003 when the Company changed from selling portfolios of retail installment obligations (RIO’s) to internally financing portfolios of RIO’s. Historically, the Company had sold its RIO’s to banks and insurance companies earning a one-time fee. During the current year, the Company secured a $75 million credit facility which now provides the Company with the ability to generate continuing revenues from finance charges for the life of the RIO. During the second quarter 2003, the Company’s portfolio had not yet increased to a level necessary to generate sufficient revenues, therefore, a net loss was reported for the period. While the short-term consequences of this change in the business model were financially negative, management believes that it provides a significant opportunity for greater profitability on a go-forward basis.

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USHS REPORTS Q2 AND SIX-MONTH RESULTS

In June 2003, the Company purchased a $22,940,000 portfolio of RIO’s from a financial institution and on July 17, 2003, the Company purchased an additional $658,000 portfolio of RIO’s from the same financial institution. The RIO portfolio’s purchased had previously been sold to the financial institution by the Company. As a result of RIO portfolio purchases, management believes that its finance segment will return to profitability in the third quarter 2003.

“We are very pleased with our operating results for the second quarter as well as the significant improvement from our first quarter and the same quarter last year”, said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “We are executing well in all aspects of our business and we are on target with our growth plans. Our finance segment transition is proceeding well. Our new agreement with The Home Depot in our deck business will significantly propel our growth plans in this operation and we look forward to additional opportunities to work together with The Home Depot. Our core remodeling operations are performing in line with our plan. We should continue to see strength in new sales orders in the third quarter and our finance segment is expected to return to profitability.”

U.S. Home Systems, Inc. (www.ushomesystems.com) is engaged, through direct consumer marketing, in the manufacture, design, sales and installation of custom quality specialty home improvement products, marketed under nationally recognized brands such as Renewal By Andersen® and The Home Depot “At Home Services®” and Century 21 Home Improvements. The Company’s product lines include kitchen cabinet refacing, bathroom refacing, wood decks, deck enclosures and replacement windows. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s financing subsidiary purchases retail installment obligations from select remodeling contractors and provides each contractor an opportunity to originate a broad range of credit products that are not otherwise available to the contractor utilizing only traditional sources for home improvement financing.

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions, will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (Dollars in thousands, except per share and share amounts)	(unaudited) Quarter Ended June 30,
	2003	2002
Revenue	$20,702	$13,119
Income from operations	1,788	1,005
Income before income taxes	1,588	977
Net income	963	595
Net income per common share—basic	$0.15	$0.10
Net income per common share—diluted	$0.14	$0.10
Weighted average shares outstanding	6,469,667	5,916,130

PAGE THREE

USHS REPORTS Q2 AND SIX-MONTH RESULTS

Consolidated Statements of Operations (Dollars in thousands, except per share and share amounts)	(unaudited) Six Months Ended June 30,
	2003	2002
Revenue	$35,408	$23,075
Income from operations	917	1,018
Income before income taxes	642	962
Net income	388	586
Net income per common share—basic and diluted	$0.06	$0.10
Weighted average shares outstanding	6,486,441	5,907,023

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